AMENDMENT NO. 2 TO NOTE AGREEMENT
AND WAIVER

THIS AMENDMENT NO. 2 TO NOTE AGREEMENT AND WAIVER (this
"Amendment") is entered into as of January 14, 2002 by and among KENTUCKY ELECTRIC STEEL, INC., a Delaware corporation (the "Company"), CONNECTICUT GENERAL LIFE INSURANCE COMPANY, individually and on behalf of one or more separate accounts ("CIGNA"), and MODERN WOODMEN OF AMERICA ("Modern Woodmen" and together with CIGNA, the "Noteholders").

Recitals

A.	The Company and the Noteholders entered into that certain
Note Agreement dated as of November 1, 1995, as amended by that certain First Amendment Agreement dated January 30, 1997 (as so amended, the "Note Agreement"), pursuant to which the Company issued and sold to the Noteholders and the Noteholders purchased, on the terms and conditions therein set forth, the Company's 7.66% Senior Notes due November 1, 2005, in the aggregate principal amount of $20,000,000, with a current outstanding aggregate principal balance of $16,666,667 (the "Existing Notes"). The Noteholders remain the holders of 100% of the outstanding principal amount of the Existing Notes. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Note Agreement.

B.	The Company has requested that, subject to the terms and
conditions set forth herein, (i) effective as of November 1, 2001, the Noteholders waive the Events of Default under Section 6.1(b) of the Note Agreement arising as a result of the Company's failure to make the $3,333,333 payment of principal due November 1, 2001 and (ii) effective as of September 28, 2001, the Noteholders waive the Events of Default under Section 5.9 of the Note Agreement for the calculation dates that occurred on March 31, 2001, June 30, 2001, September 29, 2001 and December 29, 2001, and the Noteholders are willing to do so subject to the terms and conditions set forth herein.

C.	The Company has requested amendments to the Note Agreement
and Existing Notes to, among other things, (i) remove the Make-Whole Amount, (ii) amend and restate the Existing Notes, increasing the per annum interest rate to 9.00%, (iii) defer a portion of the principal payments due to the Noteholders and (iv) modify the financial covenants contained in the Note Agreement.


D.	The Company and National City Bank of Kentucky ("NCBK")
entered into that certain Amended and Restated Loan Agreement dated as of November 1, 1995, as amended by that certain Amendment No. 1 to Amended and Restated Loan Agreement, dated December 28, 1996, that certain Amendment No. 2 to Amended and Restated Loan Agreement, dated December 19, 1997, and by that certain Amended and Restated Loan Agreement, dated as of even date herewith (as so amended and restated, the "Loan Agreement"), pursuant to which NCBK has agreed to establish in favor of the Company a revolving line of credit in the principal amount of $18,000,000.

E.	Concurrently herewith, the Company, the Noteholders and NCBK, in both its capacity as a Lender thereunder and as Collateral Agent for all Lenders thereunder will enter into that certain Intercreditor and Collateral Agency Agreement dated as of even date herewith (the "Collateral Agency Agreement") in order to (a) set forth certain responsibilities and obligations of the Collateral Agent and (b) establish among the Lenders (as defined in such Collateral Agency Agreement) their respective rights with respect to certain payments that may be received by (i) the Collateral Agent in respect of the Collateral (as defined in such Collateral Agency Agreement) and (ii) any of such Lenders under, in connection with or pursuant to their respective Credit Facilities (as defined in such Collateral Agency Agreement).

F.	The Company and the existing and all subsequently organized
or acquired Subsidiaries will execute and deliver various mortgages, deeds of trust, security agreements, pledge agreements, assignments, financing statements and other documents (the foregoing, together with any amendments, restatements, supplements and other modifications thereto, and any lessor agreements, estoppel certificates or other documents executed by third parties in connection with any of the foregoing, collectively, the "Security Documents"), providing liens and security interests in favor of NCBK, as Collateral Agent under the Collateral Agency Agreement, in the property described in such Security Documents in order to secure (i) the obligations under and in respect of the 9.00% Senior Notes (as hereinafter defined) and the Note Agreement and (ii) the obligations under and in respect of the Loan Agreement.

G.	In furtherance of the foregoing, the Company and the
Noteholders now desire to amend the Note Agreement and the Existing Notes in the respects, but only in the respects, hereinafter set forth.

NOW, THEREFORE, the Company and the Noteholders, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, do hereby agree as follows:


Section 1.	 Amendment and Restatement of Notes.  In order to
implement the amendment and modifications contemplated hereby, the Company hereby agrees to issue and deliver to each Noteholder, and each such Noteholder agrees to accept from the Company, in exchange for and against surrender for cancellation of the Existing Notes originally issued under the Note Agreement, the Company's amended and restated 9.00% Senior Notes (any such promissory notes issued to the Noteholders on the date hereof pursuant to this Amendment, and any such promissory notes which may be issued in substitution or exchange therefor, herein collectively called the "9.00% Senior Notes") in the aggregate principal amount of $16,666,667, to be dated the date of issue, to bear interest from such date at the rate of 9.00% per annum, payable monthly on the first day of each month (commencing on the first such day next succeeding the date hereof) and at maturity and to bear interest on overdue principal (including any overdue required or optional prepayment of principal) and on any overdue installment of interest at the rate of 11.00% per annum after the date due, whether by acceleration or otherwise, until paid, to be expressed to mature on November 1, 2005, and to be substantially in the form of Exhibit A attached hereto. Such 9.00% Senior Notes are given in renewal (but not in extinguishment) of, and amend and restate in their entirety, the Existing Notes issued to the Noteholders on November 1, 1995 pursuant to the Note Agreement. From and after the date hereof, all references in the Note Agreement and the other Note Documents to "Notes" shall be deemed references to the 9.00% Senior Notes. Exhibit A attached to the Note Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

Section 2.	Amendments to Prepayment Provisions.

2.1	Amendment to Section 2.1.  Section 2.1 of the Note
Agreement is amended by deleting it in its entirety and replacing it with the following:

"Section 2.1.	Required Prepayments.  The Company
agrees that on each of the dates set forth below it will prepay and apply and there shall become due and payable, on the principal indebtedness evidenced by the Notes, the lesser of (i) the amount set forth below:

Date			Required Prepayment
November 1, 2002		       $1,500,000
September 30, 2003		       $3,333,333
November 1, 2004		       $3,333,333

or (ii) the principal amount of the Notes then outstanding.
 In addition, on November 1, 2002, the Company shall prepay and apply and there shall become due and payable, on the principal indebtedness evidenced by the Notes, the lesser of
(i) 50% of the excess of (A) Consolidated EBITDA for Fiscal Year 2002 over (B) $477,000 or (ii) the principal amount of the Notes then outstanding. The entire remaining principal amount of the Notes, if any, shall become due and payable on November 1, 2005. For purposes of this Sec.2.1, in the event of any prepayment of less than all of the outstanding Notes pursuant to Sec.2.3, the amount of the payment required at maturity and each prepayment required to be made pursuant to this Sec.2.1 shall be reduced in the proportion that the principal amount of such prepayment bears to the unpaid principal amount of the Notes which were outstanding immediately prior to such prepayment."

2.2	Amendment to Section 2.2.  Section 2.2 of the Note
Agreement is amended by deleting it in its entirety and replacing it with the following:


"Section 2.2.	Optional Prepayment.  In addition to
the payments required by Sec.2.1, upon compliance with Sec.2.4 the Company shall have the privilege, at any time, of prepaying the outstanding Notes in whole, but not in part, by payment of the principal amount of the Notes and accrued interest thereon to the date of such prepayment."

2.3	Amendments to Section 2.3.  Section 2.3 of the Note
Agreement is amended as follows:

(a)	Paragraph (d) thereof is amended by deleting it
in its entirety and replacing it with the following:

"(d)	Prepayment of the Notes to be prepaid
pursuant to this Sec.2.3 shall be at 100% of the outstanding principal amount of such Notes, together with interest on the outstanding principal amount of such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment
Date."

(b)	Paragraph (e) of Section 2.3 is amended by
deleting subsection (iv) thereof and renumbering subsections
(v), (vi) and (vii) as subsections (iv), (v) and (vi).

2.4	Amendment to Section 2.4.  Section 2.4 of the Note
Agreement is amended by deleting it in its entirety and replacing it with the following:

"Section 2.4.  Notice of Optional Prepayments.  The
Company will give notice of the prepayment of the Notes pursuant to Sec.2.2 to each Holder thereof not less than 30 days nor more than 60 days before the date fixed for such optional prepayment (i) specifying the date of such optional prepayment and (ii) certifying all facts, if any, which are conditions precedent to any such prepayment. Notice of prepayment having been so given, the aggregate principal amount of the Notes, together with accrued interest thereon, shall become due and payable on the prepayment date specified in said notice (the "Scheduled Prepayment Date") unless the Company timely delivers a Revocation Notice (defined below) revoking such notice of prepayment. If the notice of prepayment sets forth any facts which are conditions precedent to the prepayment relating thereto, the Company shall be permitted to postpone (to a date not later than 10 days after the Scheduled Prepayment Date, a "Rescheduled Prepayment Date" hereunder) or revoke such notice of prepayment by providing written notice (a "Revocation Notice") to each Holder not later than the tenth day prior to the Scheduled Prepayment Date. Any notice of prepayment delivered hereunder shall be deemed irrevocable unless the Company provides a timely Revocation Notice."

2.5	Amendment to Section 2.5.  Section 2.5 of the Note
Agreement is amended by deleting the reference to "Sec.Sec.2.1 and 2.2" and replacing it with a reference to "Sec.2.1".


2.6	Amendment to Section 2.6.  Section 2.6 of the Note
Agreement is amended by (a) inserting in the fifth line thereof the word "and" immediately before the phrase "interest thereon" and (b) deleting the phrase and punctuation "and premium, if any," in the fifth line thereof.

Section 3.	Amendments to Company Covenants.

3.1	Amendment to Section 5.2.  Section 5.2 of the Note
Agreement is amended by adding the new following new sentence at the end thereof:

"The Collateral Agent and all Holders of Notes shall be named as additional insureds, and the Collateral Agent shall be named as loss payee, on each insurance policy obtained or maintained by the Company or any of its Subsidiaries."

3.2	Amendment to Section 5.7.  Section 5.7 of the Note
Agreement is amended by deleting it in its entirety and replacing it with the following:

"Section 5.7.	Minimum Consolidated Tangible
Net Worth. The Company will not, at any time during any period set forth below, permit Consolidated Tangible Net
Worth to be less than the amount set forth opposite such period below:



Period

Minimum Consolidated
Tangible Net Worth

Fiscal Year 2002

$11,000,000

Fiscal Year 2003

$9,000,000

First two Fiscal Quarters
of Fiscal Year 2004

$10,000,000

Third Fiscal Quarter of
Fiscal Year 2004 and
thereafter

$11,000,000 plus an
aggregate amount
equal to 50% of
Consolidated Net
Earnings (but, in
each case, only if a
positive number) for
each completed
Fiscal Quarter
beginning with the
third Fiscal Quarter
of Fiscal Year 2004

3.3	Amendment to Section 5.8.  Section 5.8 of the Note
Agreement is amended by deleting it in its entirety and replacing it with the following:


"Section 5.8.	Limitations on Funded Debt.  (a)
The Company will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, assume, guarantee or otherwise become directly or indirectly liable with respect to, any Funded Debt (including liabilities under Capitalized Leases), except:

  (1)	Funded Debt evidenced by the Notes;

  (2)	Funded Debt (which shall in no event
exceed $18,000,000) evidenced by the Amended and Restated Working Capital Line of Credit Note issued under and as defined in the Loan Agreement;

  (3)	Capitalized Leases to the extent permitted
by Sec.5.22 of this Agreement;

  (4)	Funded Debt of a Subsidiary to the Company
or to a Wholly-owned Subsidiary and Funded Debt of the Company to a Wholly-owned Subsidiary; and

  (5)	Funded Debt of the Company and its
Subsidiaries outstanding as of January 14, 2002 and reflected on Schedule 1 to that certain Amendment No.
2 to Note Agreement and Waiver.

(b)	Any corporation which becomes a Subsidiary
after the date hereof shall for all purposes of this Sec.5.8 be deemed to have created, assumed or incurred at the time it becomes a Subsidiary all Funded Debt of such corporation existing immediately after it becomes a Subsidiary.

(c)	For purposes of this Sec.5.8, if a Wholly-
owned Subsidiary shall for any reason cease to be a Wholly-owned Subsidiary but shall continue to be a Subsidiary, then any Funded Debt of another Subsidiary or the Company issued to such Wholly-owned Subsidiary previously permitted by this Sec.5.8 shall be deemed to be re-incurred by the Company or such other
Subsidiary at the time such Wholly-owned Subsidiary ceases to be a Wholly-owned Subsidiary."

3.4	Amendment to Section 5.9.  Section 5.9 of the Note
Agreement is amended by deleting it in its entirety and replacing it with the following:

"Section 5.9.	Intentionally Deleted."

3.5	Amendment to Section 5.10.  Section 5.10 of the Note
Agreement is amended by deleting paragraphs (h), (i) and (j) thereof in their entirety and replacing them with the following new paragraphs:


"(h)	the interest of a lessor or lessee in any leased
property of the Company and its Subsidiaries subject to a lease that is not a Capitalized Lease; and

(i)	Liens in favor of the Collateral Agent arising
under the Security Documents, securing payment of the Notes and the obligations under the Loan Agreement and payment, performance and observance of the other obligations under the Note Documents and Loan Documents."

3.6	Amendment to Section 5.11.  Section 5.11 of the Note
Agreement is amended by deleting it in its entirety and replacing it with the following:

"Section 5.11.	Restricted Payments and Restricted
Investments. The Company will not, and will not permit any of its Subsidiaries to:

(a)	declare or make, or incur any liability to
declare or make, any Restricted Payments; or

(b)	make or authorize any Restricted Investments."


3.7	Amendment to Section 5.12.  Section 5.12 of the Note
Agreement is amended as follows:

(a)	Paragraph (a) thereof is deleted in its entirety and
replaced with the following:

"(a) The Company will not, and will not permit any Subsidiary to, (i) consolidate with or be a party to a merger with any other corporation or (ii) engage in any Asset Disposition involving any "substantial part of the consolidated assets of the Company and its Subsidiaries" (as defined in paragraph (c) of this Sec.5.12; provided, however, that any Subsidiary may merge or consolidate with or into the Company or any Wholly-owned Subsidiary so long as in any merger or consolidation involving the Company, the Company shall be the surviving or continuing corporation."

(b)	Paragraph (c) thereof is deleted in its entirety and
replaced with the following:

"(c)	As used in this Sec.5.12, an Asset Disposition
shall be deemed to be a "substantial part of the consolidated assets of the Company and its Subsidiaries" if the book value of the assets subject to such Asset Disposition, when added to the book value of all other assets subject to Asset Dispositions (i) during the 12-month period ending with the date of such Asset Disposition exceeds 2% of Consolidated Total Assets, determined as of the end of the immediately preceding Fiscal Quarter or (ii) during the period from and after the Closing Date to and including the date of such Asset Disposition shall in the aggregate exceed 25% of Consolidated Total Assets determined as of the end of the immediately preceding Fiscal Quarter. As used herein, the term "Excluded Asset Dispositions" means Asset Dispositions to the extent that the net proceeds thereof are applied to the prepayment, purchase or redemption of outstanding Senior Debt of the Company or its Subsidiaries. Any such prepayment, purchase or redemption made by the Company shall be made ratably to the holders of all outstanding Senior Debt of the Company and its Subsidiaries."

3.8	Amendment to Section 5.13.  Section 5.13 of the Note
Agreement is amended by deleting it in its entirety and replacing it with the following:

"Section 5.13.	Guaranties.  The Company will not,
and will not permit any Subsidiary to, become liable in respect of any Guaranty except Guaranties in favor of the Holders executed pursuant to Sec.5.26(a)."


3.9	Amendments to Section 5.17.  Section 5.17 of the Note
Agreement is amended as follows:

(a)	Each occurrence of the term "fiscal year" in
paragraphs (a) and (b) thereof is deleted and replaced with the defined term "Fiscal Year".

(b)	Paragraph (f) thereof is amended by adding the
new phrase "and Sec.5.19 through Sec.5.22" immediately after the phrase "Sec.5.7 through Sec.5.16" in the fifth line thereof.

(c)	The punctuation "." at the end of paragraph (h)
thereof is deleted and replaced with the punctuation ";".

(d)	The following new paragraphs are added
immediately after paragraph (h) thereof:

"(i)	Annual Business/Financial Plan.  As soon
as prepared and in any event within 30 days following the close of each Fiscal Year, a comprehensive business and financial plan for the current Fiscal
Year (for the Company and its Subsidiaries on a consolidated basis), which annual business/financial plan shall include quarterly financial projections and forecasts and planned Capital Expenditures for such Fiscal Year; and



(j)	Monthly Financial Statements.  As soon as
reasonably possible, and in any event within thirty
(30) days after the end of each month in each Fiscal
Year (other than the last month in each Fiscal Year, in which case such financial statements shall be delivered within 45 days after the end of such Fiscal
Year), an unaudited consolidated balance sheet of the Company and its Subsidiaries as at the end of such month, and related unaudited consolidated statements of income and cash flows of the Company and its Subsidiaries for such month, which will compare actual results to the Company's projections delivered pursuant to paragraph (i) of this Sec.5.17, including, without limitation, a monthly cash flow analysis showing monthly variances from the beginning of the relevant Fiscal Year, all in reasonable detail, prepared in accordance with GAAP consistently applied and certified to be true, accurate and complete by the Chief Financial Officer of the Company; provided, such interim financial statements shall be without footnotes and shall be subject to normal year-end adjustments."



(e)	In the last grammatical paragraph thereof, the
punctuation and phrase ", but not more than two (2) times by each such Institutional Holder during each fiscal year of the Company; provided that during any period when a Default or Event of Default shall have occurred and be continuing no reasonable advance notice shall be required and there shall be no limit on the number of times any Institutional Holder and/or its designee shall be permitted to visit and inspect" beginning immediately after the word "requested" in the ninth line thereof is deleted and replaced with the punctuation and phrase "; provided that during any period when a Default or Event of Default shall have occurred and be continuing no reasonable advance notice shall be required".

3.10	Addition of Covenants.  Section 5 of the Note Agreement
is further amended by adding the following new sections at the end thereof:

"Section 5.19.	Minimum Consolidated EBITDA.

(a)	The Company will not, on the last day of any
Fiscal Quarter set forth below, permit Consolidated EBITDA calculated using Consolidated EBITDA for the Fiscal Year to date as of the end of each such period (except as otherwise indicated with respect to the last two periods below) to be less than the amount set forth opposite such period below:



Period (FQ = Fiscal
Quarter)

Minimum Consolidated
EBITDA

First FQ of Fiscal Year
2002

($2,300,000)

Second FQ of Fiscal Year
2002

($3,800,000)

Third FQ of Fiscal Year
2002

($4,150,000)

Fourth FQ of Fiscal Year
2002

($4,300,000)

First FQ of Fiscal Year
2003

($250,000)

Second FQ of Fiscal Year
2003

$535,000

Third FQ of Fiscal Year
2003 (Consolidated EBITDA
for such FQ only)

$1,438,000

Fourth FQ of Fiscal Year
2003 (Consolidated EBITDA
for such FQ only)

$1,356,000

(b)	If Consolidated Tangible Net Worth on the last
day of any Fiscal Quarter set forth below is less than $14,000,000, the Company will not, on the last day of such Fiscal Quarter, permit Consolidated EBITDA for such Fiscal
Quarter to be less than the amount set forth opposite such period below:



Period (FQ = Fiscal
Quarter)

Minimum Consolidated
EBITDA

First FQ of Fiscal Year
2004

$1,666,000

Second FQ of Fiscal Year
2004

$1,666,000

Third FQ of Fiscal Year
2004

$1,666,000

Fourth FQ of Fiscal Year
2004

$1,666,000

First FQ of Fiscal Year
2005 and thereafter

$2,441,000


Section 5.20.	Interest Coverage Ratio.  The
Company will not, for any Fiscal Quarter commencing with the Fiscal Quarter ending in September 2003, permit the Interest
Coverage Ratio to be less than 1.10 to 1.00.

Section 5.21.	Debt Service Coverage Ratio.  The
Company will not, for any Fiscal Quarter commencing with the Fiscal Quarter ending in September 2003, permit the Debt
Service Coverage Ratio to be less than 1.00 to 1.00.

Section 5.22.	Capital Expenditures.  The Company
will not, and will not permit any Subsidiary to, make or become committed to make (without duplication) any Capital Expenditure if the aggregate amount of all Capital Expenditures made or committed to be made by the Company and its Subsidiaries in (i) Fiscal Year 2002 would exceed $1,500,000, (ii) Fiscal Year 2003 would exceed $1,500,000, plus an amount equal to the maximum amount of Capital Expenditures which could have been incurred in compliance with this Sec.5.22 in Fiscal Year 2002 but were not incurred during Fiscal Year 2002, (iii) Fiscal Year 2004 would exceed $2,000,000 plus an amount (which shall in no event exceed $1,000,000) equal to the maximum amount of Capital Expenditures which could have been incurred in compliance with this Sec.5.22 in Fiscal Year 2003 but were not incurred during Fiscal Year 2003 and (iv) Fiscal Year 2005 and each Fiscal Year thereafter would exceed $3,000,000. Notwithstanding anything to the contrary contained in this Sec.5.22, the foregoing limitations on Capital Expenditures for any Fiscal Year shall be adjusted upward for any Capital Expenditures that are necessary for compliance with requirements of the United States Environmental Protection Agency or any other Governmental Authority.


Section 5.23.  Environmental Indemnities.  The Company
hereby agrees to indemnify, defend and hold harmless each Holder of Notes, the Collateral Agent and each of their respective officers, directors, employees, agents, consultants, attorneys, contractors, affiliates, successors, assigns or transferees from and against, and reimburse said Persons in full with respect to, any and all loss, liability, damage, fines, penalties, costs and expenses, of every kind and character, including reasonable attorneys' fees and court costs, known or unknown, fixed or contingent, occasioned by or associated with any claims, demands, causes of action, suits and/or enforcement actions, including any administrative or judicial proceedings, and any remedial, removal or response actions ever asserted, threatened, instituted or requested by any Persons, including any governmental agency or authority, arising out of or related to: (i) the breach of any representation or warranty of the Company contained in Section 8(j) of that certain Amendment No. 2 to Note Agreement and Waiver; (ii) the failure of the Company to perform, or to cause its Subsidiaries to perform, any of the covenants contained in Sec.5.16; or (iii) the ownership, construction, occupancy, operation, or use of any properties or assets of the Company or any Subsidiary (all of the foregoing, collectively, the "Indemnified Liabilities"). THE FOREGOING INDEMNITY OBLIGATIONS OF THE COMPANY SHALL EXTEND TO ALL INDEMNIFIED LIABILITIES, INCLUDING, WITHOUT LIMITATION, ANY INDEMNIFIED LIABILITIES ARISING FROM OR ATTRIBUTED TO THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ANY INDEMNIFIED LIABILITIES ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT
OF SUCH INDEMNIFIED PARTY.

Section 5.24.  Prepayments of Indebtedness.  The
Company will not, and will not permit any of its Subsidiaries to, (i) refinance the obligations under the Loan Agreement,
(ii) terminate the Working Capital Line of Credit (as such term is defined in the Loan Agreement) or (iii) terminate in whole or permanently reduce in part the Working Capital Commitment (as such term is defined in the Loan Agreement) pursuant to section 2.4(c) of the Loan Agreement, unless each
Note is prepaid in full pursuant to Sec.2.2.


Section 5.25.	Most Favored Lender Status.  The
Company will not and will not permit any of its Subsidiaries to enter into, assume or otherwise be bound or obligated under any agreement (including, without limitation, the Loan Agreement) creating or evidencing Indebtedness or any agreement executed and delivered in connection with any Indebtedness containing one or more Additional Covenants or Additional Defaults, unless the prior written consent of the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes shall have been obtained; provided, however, in the event the Company or any of its Subsidiaries shall enter into, assume or otherwise become bound by or obligated under any such agreement without the prior written consent of the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes, the terms of this Agreement shall, without any further action on the part of the Company or the Holders of Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. Upon the request of the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes, the Company will promptly execute and deliver at their expense (including, without limitation, the fees and expenses of counsel for the Holders of Notes) an amendment to this Agreement in form and substance satisfactory to such Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Sec.5.25, but shall merely be for the convenience of the parties hereto."

Section 5.26.	Collateral; Subsequently Acquired
Subsidiaries. Subject to the restrictions in Sec.5.11 prohibiting Investments in Subsidiaries:

(a)	It is the intent of the parties that all
obligations of the Company and its Subsidiaries under the Note Documents shall be guaranteed by all direct and indirect Subsidiaries (if any) of the Company, whether now existing or hereafter acquired or created by the Company, and that all such obligations shall be secured by substantially all the property and assets of the Company and its Subsidiaries, whether now existing or hereafter acquired, including, without limitation, real property, permits, patents, trademarks, copyrights, trade names, service marks, capital stock or other equity interests in Subsidiaries or other Persons and other properties acquired after the date of closing and whether owned or acquired by the Company, any existing Subsidiary or any such subsequently acquired or created Subsidiary.

(b)	At its expense the Company shall execute and
deliver, and shall cause its Subsidiaries to execute and deliver, any and all financing statements, mortgages, deeds of trust and other instruments, agreements or other documents, and take all action (including, without limitation, filing all Uniform Commercial Code financing statements, filing or recording mortgages and deeds of trust and filing assignments or other documents customarily filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office) that may be required under applicable law, or that the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes or the Collateral Agent may reasonably request in order to effectuate the transactions contemplated by the Note Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests and Liens created or purported to be created by the Security Documents or in order to effectuate the intent of the parties set forth in paragraph
(a) of this Sec.5.26.


(c)	At its expense the Company shall (a) cause each
subsequently acquired or organized Subsidiary, contemporaneously with such acquisition or organization, to execute and deliver each Security Document that the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes or the Collateral Agent may request in order to grant the Collateral Agent a valid, first priority perfected pledge or security interest in the assets and properties of such Subsidiary, including without limitation, the capital stock or other equity interests of such Subsidiaries in its Subsidiaries; (b) execute and deliver, and cause any Subsidiary that has not previously executed and delivered a pledge agreement or a supplement thereto and that itself has a subsequently acquired or organized Subsidiary, a pledge agreement pledging all of the capital stock or other equity interests in such subsequently acquired or organized Subsidiary; and (c) pursuant to the pledge agreement, deliver or cause such Subsidiary to deliver to the Collateral Agent all certificates, stock powers and other documents required by the pledge agreement with respect to any such subsequently acquired or organized Subsidiary, or take or cause such Subsidiary to take such other actions, all as may be necessary to provide the Collateral Agent with a first priority perfected pledge of and security interest in all outstanding capital stock or other equity interests in such Subsidiary.

(d)	Any security interests and Liens granted by the
Company and its Subsidiaries pursuant to this Sec.5.26 shall be created under the Security Documents and other security agreements, pledge agreements, mortgages, deeds of trust, assignments and other instruments, agreements and other documents in form, scope and substance satisfactory to the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes and to the Collateral Agent, and at its expense the Company will deliver or cause to be delivered to the Collateral Agent all such instruments, agreements and other documents, including, without limitation, legal opinions, title insurance policies, surveys and lien searches, as such Holders or the Collateral Agent shall request to evidence compliance with this Sec.5.26. The Company agrees to provide from time to time such evidence as the Holders holding 66-2/3% in aggregate principal amount of the outstanding Notes or the Collateral Agent shall request as to the perfection and priority status of each security interest and Lien.

Section 5.27.	Accounting Periods.  The Company
will not change, or permit a change in, its Fiscal Year.

Section 5.28.	Lien in favor of Republic
Corporation. The Company will not, at any time, permit the obligations secured by the Lien arising in connection with a mortgage in favor of Republic Corporation to exceed
$250,000."

Section 4.	Amendments to Events of Default and Remedies.

4.1	Amendments to Section 6.1.  Section 6.1 of the Note
Agreement is amended as follows:

(a)	Paragraph (c) thereof is deleted in its entirety
and replaced with the following:

"(c)	Default shall occur in the making of any
other payment of the principal of any Note at the expressed or any accelerated maturity date or at any date fixed for prepayment; or"

(b)	Paragraph (e) thereof is deleted in its entirety
and replaced with the following:

"(e)	The Company or any Subsidiary is in
default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least
$2,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or"

(c)	Paragraph (f) thereof is deleted in its entirety
and replaced with the following:

"(f)	Default shall occur in the observance or
performance of any covenant or agreement contained in Sec.5.7, Sec.5.8, Sec.5.10, Sec.5.11, Sec.5.12,
Sec.5.13, Sec.5.19, Sec.5.20, Sec.5.21, Sec.5.22,
Sec.5.24, Sec.5.27 or any Additional Covenant; or"

(d)	Paragraph (l) thereof is amended by deleting the
punctuation "." at the end of such paragraph and replacing it with the punctuation and word "; or".

(e)	The following new paragraphs (m) and (n) are
added to the end of Section 6.1:

"(m)	any provision of any Security Document
shall for any reason cease to be a valid and binding obligation on the Company or any Subsidiary or any other Person that is a party thereto, or the Company or such Subsidiary or other Person shall so assert in writing; or

(n)	the occurrence of (i) any Event of Default
under and as defined in (A) the Loan Agreement or (B) the Master Equipment Lease or (ii) any default by the Company under any other Funded Debt."

4.2	Amendment to Section 6.3.  Section 6.3 of the Note
Agreement is amended as follows:

(a)	The phrase "or paragraphs (m) or (n)" is added
immediately after the phrase and punctuation "paragraphs (d) through (j), inclusive," in the third line thereof.

(b)	The phrase "and, to the extent not prohibited by
applicable law, an amount as liquidated damages for the loss of the bargain evidenced hereby (and not as a penalty) equal to the Make-Whole Amount, determined as of the date on which the Notes shall so become due and payable" beginning on the thirteenth line thereof is deleted in its entirety.


4.3	Amendment to Section 6.4.  Section 6.4 of the Note
Agreement is amended by (a) adding the phrase "or paragraphs (m) or (n)" immediately after the phrase and punctuation "paragraphs
(d) through (j), inclusive," in the fourth line thereof and (b) deleting the parenthetical in paragraph (b) thereof and replacing it with the parenthetical "(except any principal or interest on the Notes which has become due and payable solely by reason of such declaration under Sec.6.3)".

4.4	Addition of Remedies Provision.  Section 6 of the Note
Agreement is further amended by adding the following new section at the end thereof:

"Section 6.5.	Other Remedies.  If any Event of
Default or Default shall occur and be continuing, (i) any Holder of Notes may proceed to protect and enforce its rights under this Agreement, such Note and the other Note Documents by exercising such remedies as are available to such Holder in respect thereof under applicable law, either by suit in equity or by action at law, or both, whether for specific performance of any covenant or other agreement contained in this Agreement or the other Note Documents or in aid of the exercise of any power granted in this Agreement or the other Note Documents, and (ii) both the Collateral Agent and the Holders of Notes may exercise any rights or remedies in their respective capacities under the Security Documents in accordance with the provisions thereof. No remedy conferred in this Agreement or the other Note Documents upon the Holders of Notes or the Collateral Agent is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy conferred herein or now or hereafter existing at law or in equity or by statute or otherwise."

Section 5.	Amendments to Definitions.

5.1	Deletion of Certain Definitions.   Section 8.1 of the
Note Agreement is amended by deleting in its entirety each of the following definitions set forth therein: "Consolidated Adjusted Net Worth", "Consolidated Cash Flow Available for Fixed Charges", "Consolidated Funded Debt", "Consolidated Total Capitalization", "Fixed Charges", "Make-Whole Amount", "Reinvestment Rate", "Restricted Payment Pool" and "Weighted Average Life to Maturity".

5.2	Addition of Certain New Definitions.  Section 8.1 of
the Note Agreement is further amended by adding the following new definitions in the appropriate alphabetical positions therein:


"Additional Covenant" shall mean any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary of the Company (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of the covenants in Sec.5 of this Agreement, or related definitions in Sec.8 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of the covenants in Sec.5 of this Agreement, or related definitions in Sec.8 of this Agreement.

"Additional Default" shall mean any provision contained in any document or instrument creating or evidencing Indebtedness of the Company or any Subsidiary of the Company which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary of the Company to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to the Defaults and Events of Default contained in Sec.6 of this Agreement, or related definitions in Sec.8 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holder or holders of such other Indebtedness (and such provision shall be deemed an "Additional Default" only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of the Defaults and Events of Default contained in Sec.6 of this Agreement, or related definitions in Sec.8 of this Agreement.

"Capital Expenditures" shall mean, for any period and with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries with respect to such period which should be capitalized according to GAAP on a consolidated balance sheet of such Person and its Subsidiaries, including all expenditures with respect to fixed or capital assets which should be so capitalized and, without duplication, the amount of all Capitalized Rentals.

"Collateral Agency Agreement" shall mean the Intercreditor and Collateral Agency Agreement, dated as of January 14, 2002, among the Company, the Holders of Notes, the Banks (as defined therein) and the Collateral Agent, as amended, modified, restated or supplemented from time to time.

"Collateral Agent" shall mean National City Bank of
Kentucky, in its capacity as Collateral Agent for the Holders of Notes and the Banks (as defined in the Collateral Agency
Agreement) under the Security Documents and the Collateral
Agency Agreement, and its successors and assigns.


"Consolidated EBITDA" shall mean, for any period, Consolidated Net Earnings during such period, plus (to the extent deducted in determining Consolidated Net Earnings) (a) all Interest Charges on all Indebtedness (including Capitalized Rentals) of the Company and its Subsidiaries, (b) all provisions of any Federal, state or other income taxes made by the Company and its Subsidiaries during such period and (c) depreciation, amortization, or any other non-cash charges for the Company and its Subsidiaries for such period.

"Consolidated Tangible Net Worth" shall mean, at any time, Consolidated Stockholders Equity after, without duplication, (i) excluding the effect of changes in GAAP after September 29, 2001 and (ii) excluding any write-downs of assets occurring subsequent to September 29, 2001 (x) under Financial Accounting Standards Board Statement No. 5 relating to asset impairment, (y) under Financial Accounting Standards Board Statement No. 121 relating to asset impairment and/or (z) pursuant to section 382 of the Code, minus the net book value of all assets of the Company and its Subsidiaries, after deducting any reserves applicable thereto, which would be treated as intangible under GAAP, including, without limitation, goodwill, trademarks, trade names, service marks, brand names, copyrights, patents and unamortized debt discount and expense (other than the expenses associated with the restructuring of the Indebtedness under this Agreement and the Loan Agreement on or about January 14, 2002), organizational expenses and the excess of the equity in any Subsidiary over the cost of the investment in such Subsidiary.

"Debt Service" shall mean, with respect to any period, the sum of the following: (a) all Interest Charges on all Indebtedness (including Capitalized Rentals) of the Company and its Subsidiaries for such period and (b) all payments of principal in respect of Debt of the Company and its Subsidiaries (including Capitalized Rentals) paid or payable during such period after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

"Debt Service Coverage Ratio" shall mean, at any time, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on, or most recently ended prior to, such time to (b) Debt Service for such period. Notwithstanding the foregoing, in the fourth Fiscal Quarter of Fiscal Year 2003 and each of the first three Fiscal Quarters of Fiscal Year 2004, the Debt Service Coverage Ratio shall be annualized by multiplying Consolidated EBITDA for the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003 at the time of computation by a fraction, the numerator of which is 4 and the denominator of which is the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003.


"Distribution" shall mean, in respect of any corporation, association or other business entity:

(a)	dividends or other distributions or
payments on capital stock or other equity interest of such corporation, association or other business entity
(except distributions in such stock or other equity interest); and

(b)	the redemption or acquisition of such
stock or other equity interests or of warrants, rights or other options to purchase such stock or other equity interests (except when solely in exchange for such stock or other equity interests) unless made, contemporaneously, from the net proceeds of a sale of such stock or other equity interests.

"Environmental Indemnity Agreement" shall mean that certain Environmental Indemnity Agreement dated as of January
14, 2002 among the Company, the Holders, and National City
Bank of Kentucky, as amended, restated, supplemented or otherwise modified from time to time..

"Fiscal Quarter" shall mean a fiscal quarter of the Company.

"Fiscal Year" shall mean a fiscal year of the Company.


"Indemnified Liabilities" shall have the meaning set forth in Sec.5.23.

"Indemnified Parties" shall have the meaning set forth in Sec.9.14.
"Indemnity Matters" shall mean any and all actions, suits, proceedings (including any investigations, litigation or inquiries), claims, demands and causes of action made or threatened against a Person and, in connection therewith, all losses, liabilities, damages (including, without limitation, consequential damages) or reasonable costs and expenses of any kind of nature whatsoever incurred by such Person whether caused by the sole or concurrent negligence of such Person seeking indemnification.

"Interest Coverage Ratio" shall mean, at any time, the ratio of (a) Consolidated EBITDA for the period of four consecutive Fiscal Quarters ending on, or most recently ended prior to, such time to (b) all Interest Charges on all Indebtedness (including Capitalized Rentals) of the Company and its Subsidiaries for such period. Notwithstanding the foregoing, in the fourth Fiscal Quarter of Fiscal Year 2003 and each of the first three Fiscal Quarters of Fiscal Year 2004, the Interest Coverage Ratio shall be annualized by multiplying Consolidated EBITDA for the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003 at the time of computation by a fraction, the numerator of which is 4 and the denominator of which is the actual number of Fiscal Quarters elapsed since the end of the third Fiscal Quarter of Fiscal Year 2003.

"Loan Agreement" shall mean, from and after January
14, 2002, the Amended and Restated Loan Agreement dated as of January 14, 2002 between the Company and National City
Bank of Kentucky, as amended, restated, supplemented or otherwise modified from time to time.

"Loan Documents" shall mean the Loan Agreement, the Security Documents and all other instruments, certificates, agreements and other documents executed and delivered by the Company, its Subsidiaries or any other Person pursuant to or in connection with the Loan Agreement or the transactions contemplated thereby, and any and all amendments, supplements or other modifications to any of the foregoing.

"Master Equipment Lease" shall mean that certain
Master Equipment Lease, dated as of September 29, 2000 between the Company and Fifth Third Bank, Ohio Valley, as amended, restated, supplemented or otherwise modified from time to time.

"Mortgage" shall mean that certain Mortgage dated as of January 14, 2002 between the Company and the Collateral
Agent, as amended, restated, supplemented or otherwise modified from time to time.

"Note Documents" shall mean the Note Agreement, Notes, the Security Documents and all other instruments, certificates, agreements and other documents executed and delivered by the Company, its Subsidiaries or any other Person pursuant to or in connection with the Note Agreement or the transactions contemplated thereby, and any and all amendments, supplements or other modifications to any of the foregoing.

"Security Agreement" shall mean that certain Security Agreement, dated as of January 14, 2002 and executed and delivered by the Company to and in favor of the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time (including, without limitation, by any supplement thereto executed and delivered after the date hereof pursuant to Sec.5.26 in order to effect the joinder of any subsequently acquired or organized Subsidiary of the Company).


"Security Documents" shall mean the Collateral Agency
Agreement, the Security Agreement, the Mortgage, the
Environmental Indemnity Agreement and all (i) mortgages,
deeds of trust, assignments, pledges, financing statements,
lien entry forms, notices, documents and other writings
executed and delivered from time to time in favor of the Collateral Agent for the benefit of the Holders of Notes and the Banks (as defined in the Collateral Agency Agreement) in order to secure the obligations of the Company and its Subsidiaries under and in respect of the Note Documents and the Loan Documents and any and all amendments, restatements, supplements or other modifications thereto and (ii)
Guaranties executed by direct or indirect Subsidiaries of the Company in favor of the Holders pursuant to Sec.5.26(a). "Transferee" shall mean any direct or indirect transferee of all or any part of any Note originally issued
under this Agreement.
5.3	Amendment of Certain Definitions.  Section 8.1 of the
Note Agreement is further amended by deleting in its entirety each of the defined terms listed below, as such defined term is presently set forth in Section 8.1, and replacing it with the applicable amended definition set forth below:

"Funded Debt" of any Person shall mean all Debt of such Person which would, in accordance with GAAP, constitute long term Debt, but including in any event (i) any Debt having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) any Debt outstanding under a revolving credit or similar agreement or credit line or similar facility, (iii) all Capitalized Rentals of such Person, and (iv) all Guaranties by such Person of Funded Debt of others.

"Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any other Note Document, or (c) the validity or enforceability of this Agreement, the Notes, or any other Note Document.

"Restricted Investments" shall mean all Investments made by the Company and its Subsidiaries (including, without limitation, Investments in Subsidiaries), except for the following:

(a)	Investments in commercial paper which, at
the time of acquisition by the Company or any Subsidiary, is rated A-I or better by S&P or P-I or better by Moody's;

(b)	Investments in United States Governmental
Securities, provided that such obligations mature in twelve months or less from the date of acquisition thereof;


(c)	Investments in certificates of deposit
maturing within one year from the date of issuance thereof, or in bankers acceptances issued by an Acceptable Bank;

(d)	Investments in Repurchase Agreements;

(e)	loans or advances in the usual and
ordinary course of business to officers, directors and employees provided such outstanding loans do not exceed $750,000 in the aggregate at any time;

(f)	receivables arising from the sale of goods
and services in the ordinary course of business of the Company and its Subsidiaries;

(g)	Investments in or commitments to purchase
foreign currency to the extent the Company and its Subsidiaries are obligated to make payments to others in such currencies; and

(h)	other Investments of the Company and/or
its Subsidiaries existing on the Closing Date which are described in Schedule III attached to this Agreement.

In valuing any Restricted Investments, such Restricted
Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

As used in this definition of "Restricted
Investments":

"Acceptable Bank" means any bank or trust company (i) which is organized under the laws of the United States of America or any State thereof, (ii) which has capital, surplus and undivided profits aggregating at least $100,000,000, and
(iii) whose long-term unsecured debt obligations (or the long-term unsecured debt obligations of the bank holding company owning all of the capital stock of such bank or trust company) shall have been given a rating of "AA" or better by S&P, "AA" or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.

"Acceptable Broker-Dealer" means any Person other than a natural person (i) which is registered as a broker or dealer pursuant to the Securities Exchange Act of 1934, as amended and (ii) whose long-term unsecured debt obligations shall have been given a rating of "A" or better by S&P, "AT' or better by Moody's or an equivalent rating by any other credit rating agency of recognized national standing.


"Moody's" means Moody's Investors Service, Inc.

"Repurchase Agreement" means any written agreement

(a)	that provides for (i) the transfer of one
or more United States Governmental Securities in an aggregate principal amount at least equal to the amount of this Transfer Price (defined below) to the Company or any of its Subsidiaries from an Acceptable
Bank or an Acceptable Broker-Dealer against a transfer of funds (the "Transfer Price") by the Company or such Subsidiary to such Acceptable Bank or Acceptable
Broker-Dealer, and (ii) a simultaneous agreement by the Company or such Subsidiary, in connection with such transfer of funds, to transfer to such Acceptable
Bank or Acceptable Broker-Dealer the same or substantially similar United States Governmental
Securities for a price not less than the Transfer
Price plus a reasonable return thereon at a date certain not later than 365 days after such transfer of funds,

(b)	in respect of which the Company or such
Subsidiary shall have the right, whether by contract or pursuant to applicable law, to liquidate such agreement upon the occurrence of any default thereunder, and

(c)	in connection with which the Company or
such Subsidiary, or an agent thereof, shall have taken all action required by applicable law or regulations to perfect a Lien in such United States Governmental
Securities.

"S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

"United States Governmental Security" means any direct obligation of, or obligation guaranteed by, the United States of America, or any agency controlled or supervised by or acting as an instrumentality of the United States of America pursuant to authority granted by the Congress of the United States of America, so long as such obligation or guarantee shall have the benefit of the full faith and credit of the United States of America which shall have been pledged pursuant to authority granted by the Congress of the United States of America.


"Restricted Payment" shall mean

(a)	any Distribution in respect of the Company
or any Subsidiary of the Company (other than on account of capital stock or other equity interests of a Subsidiary of the Company owned legally and beneficially by the Company or another Subsidiary of the Company), including, without limitation, any Distribution which would constitute treasury stock; and

(b)	any payment, repayment, redemption,
retirement, repurchase or other acquisition, direct or indirect, by the Company or any Subsidiary of, on account of, or in respect of, the principal of any Subordinated Debt (or any installment thereof) prior to the regularly scheduled maturity date thereof (as in effect on the date such Subordinated Debt was originally incurred).

For purposes of this Agreement, the amount of any Restricted Payment made in property shall be the greater of
(i) the fair market value of such property (as determined in good faith by the Board of Directors (or equivalent governing body) of the Person making such Restricted Payment) and (ii) the net book value thereof on the books of such Person, in each case determined as of the date on which such Restricted Payment is made.

Section 6.	Amendments to Miscellaneous Provisions.

6.1	Amendment of Section 9.1.  The last sentence of Section
9.1 of the Note Agreement is amended by deleting the punctuation and phrase ", premium, if any,".

6.2	Amendment of Section 9.4.  Section 9.4 of the Note
Agreement is amended by deleting the name "Chapman and Cutler" in the fifth line thereof and replacing it with "Baker Botts L.L.P."

6.3	Amendment to Section 9.7.  Section 9.7 of the Note
Agreement is amended by adding two new sentences to the end thereof reading as follows:

"Each Transferee hereby agrees that upon becoming a Holder it shall become, without any further action on the part of such Transferee or the parties to the Collateral Agency Agreement, a party to the Collateral Agency Agreement and the terms of the Collateral Agency Agreement shall bind and inure to the benefit of such Transferee. Each Transferee further agrees to promptly execute and deliver such documents evidencing such agreement to be bound by the terms of the Collateral Agency Agreement as the transferor of such Transferee's interest may reasonably request."


6.4	Addition of Miscellaneous Provisions.  Section 9 of the
Note Agreement is further amended by adding the following new sections at the end thereof:

"9.13.	Submission to Jurisdiction.  The Company
irrevocably agrees that any legal action or proceeding with respect to this Agreement, the Notes or any other Note Document may be brought in the courts of the State of New York or any court of the United States of America located in the State of New York, and, by execution and delivery of this Agreement, the Company accepts for itself, generally and unconditionally, and agrees to submit to the jurisdiction of each of the above-mentioned courts and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or later have based on venue or forum non conveniens with respect to any action instituted therein.
 Service of the summons and complaint and any other process which may be served in any such action may be made by mailing or delivering a copy thereof to the Company in the manner specified in Sec.9.6 hereof.

9.14.  Indemnities, etc.   The Company hereby
agrees:


(a)	TO INDEMNIFY EACH HOLDER AND EACH OF ITS
AFFILIATES AND EACH OF ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS ("INDEMNIFIED PARTIES") FROM, HOLD EACH OF THEM HARMLESS AGAINST AND PROMPTLY UPON DEMAND PAY
OR REIMBURSE EACH OF THEM FOR, THE INDEMNITY MATTERS WHICH MAY BE INCURRED BY OR ASSERTED AGAINST OR INVOLVE ANY OF THEM (WHETHER OR NOT ANY OF THEM IS DESIGNATED A PARTY THERETO)
AS A RESULT OF, ARISING OUT OF OR IN ANY WAY RELATED TO
(I) ANY ACTUAL OR PROPOSED USE BY THE COMPANY OF THE PROCEEDS OF THE ISSUANCE OF THE NOTES; (II) THE EXECUTION, DELIVERY AND PERFORMANCE OF THE NOTE DOCUMENTS; (III) THE OPERATIONS OF THE BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES; (IV) THE FAILURE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES TO COMPLY WITH THE TERMS OF ANY NOTE DOCUMENT, OR WITH ANY LAW OR REQUIREMENT OF ANY GOVERNMENTAL AUTHORITY; (V) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY SET FORTH IN ANY OF THE NOTE DOCUMENTS; (VI) ANY ASSERTION THAT THE HOLDERS OF NOTES WERE NOT ENTITLED TO RECEIVE THE PROCEEDS RECEIVED PURSUANT TO THE SECURITY DOCUMENTS; OR (VII) ANY OTHER ASPECT OF THE NOTE DOCUMENTS, INCLUDING, WITHOUT LIMITATION, THE REASONABLE FEES AND DISBURSEMENTS OF COUNSEL AND ALL OTHER EXPENSES INCURRED IN CONNECTION WITH INVESTIGATING, DEFENDING OR PREPARING TO DEFEND ANY SUCH ACTION, SUIT, PROCEEDING (INCLUDING ANY INVESTIGATIONS, LITIGATION OR INQUIRIES) OR CLAIM AND INCLUDING ALL INDEMNITY MATTERS ARISING BY REASON OF THE ORDINARY NEGLIGENCE OF ANY INDEMNIFIED PARTY, BUT EXCLUDING ANY INDEMNITY MATTERS ATTRIBUTABLE TO THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT
OF SUCH INDEMNIFIED PARTY.

(b)	No Indemnified Party may settle any claim to be
indemnified without the consent of the indemnitor, such consent not to be unreasonably withheld; provided, that the indemnitor may not reasonably withhold consent to any settlement that an Indemnified Party proposes, if the indemnitor does not have the financial ability to pay all its obligations outstanding and asserted against the indemnitor at that time, including the maximum potential claims against the Indemnified Party to be indemnified pursuant to this Sec.9.14.

(c)	In the case of any indemnification hereunder,
the Indemnified Party shall give notice to the Company of any such claim or demand being made against the Indemnified Party and the Company shall have the non-exclusive right to join in the defense against any such claim or demand provided that if the Company provides a defense, the Indemnified Party shall bear its own cost of defense unless there is a conflict between the Company and such Indemnified Party.

(d)	THE FOREGOING INDEMNITIES SHALL EXTEND TO THE
INDEMNIFIED PARTIES NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNIFIED PARTIES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNIFIED PARTIES EXCLUDING HOWEVER ONLY GROSS NEGLIGENCE AND WILLFUL MISCONDUCT.


9.15.	Waiver of Jury Trial.  The Company and each
Holder of any Note agrees to waive its respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement, the Notes, any other Note Document or any dealings between them relating to the subject matter of this transaction and their existing lender/borrower relationship. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Holders of Notes and the Company each acknowledge that this waiver is a material inducement to enter into this business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings. The Holders and the Company further warrant and represent that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.16.	Release of Holders.  As a material inducement to
each Holder to enter into this Agreement, the Company hereby releases and forever discharges each Holder and its respective officers, directors, attorneys, agents, representatives, employees, predecessors and successors-in-interest, and assigns, of and from any and all known or reasonably discoverable claims, demands, obligations, actions, causes of action, damages, costs, losses of services, expenses and compensation of any nature whatsoever, whether based on a tort, including but not limited to, breach of fiduciary duty, bad faith, conversation, breach of contract, or other theory or recovery which the Company has or may have against such Holder, or which may exist or which might be claimed to exist at or prior to the date of this Agreement on account of, or in any way arising out of the financing relationship between the Company and the Holders.
 The Company specifically agrees and acknowledges that the release of the Holders for the consideration herein is complete, final, unqualified, and not subject to any condition precedent or condition subsequent, it being the express intention that this shall constitute an unconditional general release for the benefit of each Holder and have immediate effect and shall not be subject to any contingency or condition whatsoever. The Company further acknowledges that it expressly waives any right to subsequently attack the enforcement of this Agreement or release based upon claim of mutual mistake of fact or law. The Company additionally agrees that no action shall be commenced by it for any future claim against any Holder arising from or in any way connected with the transaction between the Company and the Holders for the execution and performance of the various agreements herein or in the other Note Documents, unless notice shall be given to such Holder, specifically setting forth the claim. Such notice must be given within sixty calendar days after the Company's discovery of the event upon which the Company shall base such claim. Failure to give such notice within such sixty-day period shall constitute a waiver by the Company of any such claim. In the construction of this paragraph, as in the entirety of this Agreement, time shall be of the essence.


Section 7.	Waivers.  Effective as of November 1, 2001, the
Noteholders waive the Event of Default under Section 6.1(b) of the Note Agreement arising as a result of the Company's failure to make the $3,333,333 payment of principal due November 1, 2001. Effective as of September 28, 2001, the Noteholders waive the Events of Default under
Section 5.9 of the Note Agreement for the calculation dates that occurred on March 31, 2001, June 30, 2001, September 29, 2001 and December 29, 2001.

Section 8.	Effective Date.  Except as otherwise provided in
Section 7 of this Amendment, each of the foregoing Sections of this Amendment shall become effective on the date hereof (the "Effective Date"), subject in all cases to the following conditions:

(a)	Certain Documents.  The following shall have been
received by and be satisfactory to each Noteholder:

(i)	duly executed counterparts of this Amendment;

(ii)	one or more duly executed 9.00% Senior Notes, in
the form attached hereto as Exhibit A;

(iii)	duly executed counterparts of the Amended and
Restated Loan Agreement, dated of even date herewith, amending the Loan Agreement, in form, scope and substance satisfactory to each Noteholder, executed and delivered by the Company and all other parties thereto;

(iv)	duly executed counterparts of the Security
Agreement, the Mortgage and the Environmental Indemnity
Agreement, each in form, scope and substance satisfactory to each Noteholder, executed and delivered by the Company and all other parties thereto;

(v)	evidence that all other actions necessary or
desirable to perfect and protect the security interests created by the Security Documents have been taken;

(vi)	duly executed counterparts of the Collateral
Agency Agreement, in form, scope and substance satisfactory to each Noteholder, executed and delivered by the Company and all other parties thereto;

(vii)	certificate of the Secretary or Assistant
Secretary of the Company attaching and certifying copies of
(A) the certificate of incorporation, as amended, of the Company certified by the Secretary of State of Delaware,
(B) the bylaws, as amended, of the Company, (C) the resolutions of the board of directors of the Company, authorizing the execution, delivery and performance of this Amendment, the 9.00% Senior Notes, the Note Agreement as amended hereby, the Security Documents and all related documents (collectively, the "Amendment Documents"), and (D) the name, title and true signature of each officer of the Company executing the Amendment Documents;


(viii)	current appraisals pertaining to the
Company's real property, plant, equipment and inventory;

(ix)	Phase I environmental site assessment reports
with respect to any real property to be owned or leased by the Company from and after the Effective Date;

(x)	evidence that the Company has entered into
documentation amending the Master Equipment Lease to (A) waive all existing Defaults and Events of Default as defined therein and (B) amend the financial covenants contained therein to be consistent with the financial covenants contained in the Note Agreement as amended by this Amendment;

(xi)	evidence that each of Fifth Third Bank and
General Electric Capital Corporation has consented to the execution and delivery of this Amendment and the other
Amendment Documents by the Company;

(xii)	an opinion from Frost Brown Todd LLC, counsel
for the Company, dated the Effective Date, in form, scope and substance satisfactory to each Noteholder;

(xiii)	an opinion from VanAntwerp, Monge, Jones
& Edwards, LLP, counsel for the Company, dated the Effective
Date, in form, scope and substance satisfactory to each Noteholder; and

(xiv)	audited Fiscal Year 2001 consolidated financial
statements of the Company and its Subsidiaries, together with the unqualified report thereon by Arthur Andersen LLP marked "draft", delivered in accordance with the requirements of
Section 5.17(b) of the Note Agreement other than those relating to the timing of the delivery thereof.

(b)	Fees of the Noteholders.   Each Noteholder shall have
received a restructuring fee in accordance with the letter agreement dated December 5, 2001, by and among the Company, the Noteholders, National City Bank of Kentucky and SunTrust Bank.

(c)	Accrued Interest.  Each Noteholder shall have received,
in immediately available funds, interest accrued from and including November 1, 2001 through January 14, 2002 on the unpaid principal amount of each of their respective Notes calculated at the rate of 9.00% per annum.


(d)	Fees, Charges and Disbursements of Baker Botts L.L.P.
 Baker Botts L.L.P., special counsel to the Noteholders, shall have received, in immediately available funds on or before the Effective Date, its fees, charges and disbursements charged or incurred in connection with the preparation, negotiation, execution and delivery of this Amendment, the Collateral Agency Agreement, the other Amendment Documents and the Loan Agreement and related documents, to the extent such fees, charges and disbursements are reflected in a statement of such special counsel provided to the Company on or prior to the Effective Date.

(e)	Representations and Warranties; No Default; No Material
Adverse Effect. After giving effect to this Amendment, (i) the representations and warranties of the Company and its Subsidiaries contained in this Amendment and each Security Document shall be true on and as of the Effective Date; (ii) there shall exist on the Effective Date no Event of Default or Default; and (iii) on the Effective Date there shall exist or have occurred no condition, event or act which could have a Material Adverse Effect.

(f)	Proceedings.  All corporate and other proceedings taken
or to be taken in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in substance in form, scope and substance to the Noteholders, and each such Noteholder shall have received all such counterpart originals or certified or other copies of such documents as such Noteholder may reasonably request.

Section 9.	Representations and Warranties.  As a material
inducement to each Noteholder to enter into this Amendment, the Company represents and warrants as follows:

(a)	Corporate Organization and Authority.  The Company:

(i)	is a corporation duly organized, validly
existing and in good standing under the laws of its jurisdiction of incorporation;

(ii)	has all requisite power and authority and all
necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and as presently proposed to be conducted; and

(iii)	is duly licensed or qualified and is in good
standing as a foreign corporation in each jurisdiction wherein the nature of the business transacted by it or the nature of the property owned or leased by it makes such licensing or qualification necessary.

(b)	Subsidiaries.  The Company has no Subsidiaries.

(c)	Financial Statements.


(i)	The audited consolidated balance sheets of the
Company and its Subsidiaries as of September 29, 2001 and the audited consolidated statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries for the fiscal year ended on said date have been prepared in accordance with GAAP consistently applied, are correct and complete and present fairly the financial position of the Company and its consolidated Subsidiaries as of said date and the results of their operations and changes in their financial position or cash flows for such period.

(ii)	Since September 29, 2001, there has been no
change in the condition, financial or otherwise, of the Company and its consolidated Subsidiaries as shown on the consolidated balance sheet as of such date except changes in the ordinary course of business, none of which individually or in the aggregate have had, or would reasonably be expected to have, a Material Adverse Effect.

(d)	Full Disclosure.  Neither the financial statements
referred to in paragraph (c) of this Section 9 nor the Note Agreement nor any other written statement furnished by the Company to any Noteholder in connection with this Amendment, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading. There is no fact peculiar to the Company or its Subsidiaries which the Company has not disclosed in writing to both the Noteholders which materially affects adversely nor, so far as the Company can now foresee, will materially affect adversely the properties, business, prospects, profits or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole.

(e)	Title to Properties.  The Company has good and
marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property it purports to own, including that reflected in the most recent balance sheet referred to in paragraph (b) of this Section 9, except as sold or otherwise disposed of in the ordinary course of business and except for Liens permitted by the Note Agreement.

(f)	Patents and Trademarks.  The Company owns or possesses
all the patents, trademarks, trade names, service marks, copyright, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any known conflict with the rights of others.

(g)	Power and Authority; Enforceability.  The issuance of
the 9.00% Senior Notes and compliance by the Company with all of the provisions of this Amendment and the other Amendment Documents:


(i)	are within the corporate powers of the Company;


(ii)	will not violate any provisions of any law or
any order of any court or governmental authority or agency and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under the Certificate of Incorporation nor By-laws of the Company or any indenture or other agreement or instrument to which the Company is a party or by which it may be bound or result in the imposition of any Liens or encumbrances on any property of the Company; and

(iii)	have been duly authorized by proper corporate
action on the part of the Company (no action by the stockholders of the Company being required by law, by the Certificate of Incorporation or By-laws of the Company or otherwise), executed and delivered by the Company, and this Amendment and the other Amendment Documents constitute the legal, valid and binding obligations, contracts and agreements of the Company enforceable in accordance with their respective terms.

(h)	No Defaults.  After giving effect to this Amendment,
no Default or Event of Default exists as of the Effective Date, and no Default or Event of Default is imminent. The Company is neither in default in the payment of principal or interest on any Debt nor in default under any instrument or instruments or agreements under and subject to which any Debt has been issued, and no event has occurred and is continuing under the provisions of any such instrument or agreement which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

(i)	Consents.  Except for the consents of Fifth Third Bank
and General Electric Capital Corporation delivered by the Company to the Noteholders pursuant to Section 8(a)(xi) of this Amendment, neither the nature of the business conducted by the Company, nor any of its properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the transactions contemplated by this Amendment is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body or any other Person in connection with the execution and delivery of this Amendment or any other Amendment Document (other than filings with governmental offices to perfect Liens created under the Security Documents) or fulfillment of or compliance with the terms and provisions hereof or thereof.


(j)	Compliance with Laws (other than Environmental Laws).
 The Company (i) is not in violation of any law, ordinance, franchise, governmental rule or regulation to which it is subject (other than Environmental Laws); or (ii) has not failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would materially adversely affect the business, prospects, profits, properties or condition (financial or otherwise) of the Company, taken as a whole, or impair the ability of the Company to perform its obligations contained in this Amendment or the other Amendment Documents. The Company is not in default with respect to any order of any court or governmental authority or arbitration board or tribunal.

(k)	Compliance with Environmental Laws.  The Company is not
in violation of any applicable Environmental Law, which violation could have a material adverse effect on the business, prospects, profits, properties or condition (financial or otherwise) of the Company, taken as a whole. Except as set forth (i) in the Phase I Environmental Assessment Report dated January 8, 2002 and delivered to the Noteholders pursuant to Section 8(a)(ix) hereof and (ii) on Exhibit B attached to the Environmental Indemnity Agreement, the Company does not know of any liability of the Company under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C.
Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901 et seq.).

(l)	Pending Litigation.  There are no proceedings pending
or, to the knowledge of the Company, threatened against or affecting the Company in any court or before any governmental authority or arbitration board or tribunal which are reasonably likely to materially and adversely affect the properties, business, prospects, profits or condition (financial or otherwise) of the Company, taken as a whole. There is no action, suit, investigation or proceeding pending or threatened against the Company which purports to affect the validity or enforceability of any Amendment Document or the transactions contemplated thereby.

(m)	Indebtedness.  Schedule 1 attached hereto replaces
Annex B to Exhibit B to the Note Agreement and correctly describes all Funded Debt (including liabilities under Capitalized Leases) of the Company other than Funded Debt described in Sections 5.8(a)(1) and (2) of the Note Agreement and all Liens existing as of the Effective Date against property of the Company, each of which Liens is permitted by one of the clauses contained in Section
5.10 of the Note Agreement. The Company (i) does not have a provision in its certificate of incorporation, or (ii) is not a party to any indenture, agreement or other instrument which limits the ability of the Company or any Subsidiary to incur Debt (other than the Loan Agreement and the Master Lease Agreement).

(n)	Accounting Periods.  The Company's Fiscal Year ends on
the last Saturday of September of each calendar year.  The Fiscal
Quarters for Fiscal Year 2002 end on December 29, 2001, March 30,
2002, June 29, 2002 and September 28, 2002.


Section 10.	Miscellaneous.

(a)	References to Note Agreement.   Upon and after the
Effective Date, each reference to the Note Agreement in the Note Agreement and each other document, instrument or agreement executed and delivered in connection with the Note Agreement shall mean and be a reference to the Note Agreement as amended by this Amendment.

(b)	Ratification and Confirmation.   Except as specifically
amended herein, the Note Agreement shall remain in full force and effect, and is hereby ratified and confirmed.

(c)	No Waiver.  The execution, delivery and effectiveness
of this Amendment shall not, except as expressly set forth herein, operate as a waiver of any right, power or remedy of any Noteholder, nor constitute a waiver of any provision of the Note Agreement, the Existing Notes or any other document, instrument or agreement executed and delivered in connection with the Note Agreement.

(d)	Expenses.   The Company confirms its agreement,
pursuant to Section 9.4 of the Note Agreement, to pay promptly all expenses of the Noteholders related to this Amendment and all matters contemplated hereby, including, without limitation, all fees and expenses of special counsel to the Noteholders.

(e)	GOVERNING LAW.   THIS AMENDMENT SHALL BE CONSTRUED AND
ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL
BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.

(f)	Counterparts.	 This Amendment may be executed in
counterparts (including those transmitted by facsimile), each of which shall be deemed an original and all of which taken together shall constitute one and the same document. Delivery of this Amendment may be made by facsimile transmission of a duly executed counterpart copy hereof.


[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute this Amendment as of the date first above written.

CONNECTICUT GENERAL LIFE INSURANCE
							COMPANY

By:	CIGNA Investments, Inc.


						By:	\s\Stephen H. Wilson
						Name:     Stephen H. Wilson
						Title:    Managing Director


CONNECTICUT GENERAL LIFE INSURANCE
							COMPANY, on behalf of one or more
     Separate accounts

By:	CIGNA Investments, Inc.


                                    By:	  \s\Stephen H. Wilson
                                    Name:   Stephen H. Wilson
                                    Title:  Managing Director


MODERN WOODMEN OF AMERICA


By:  \s\Nick S. Coin
Name:	  Nick S. Coin
Title:  Manager, Securities Division


KENTUCKY ELECTRIC STEEL, INC.


By:	\s\Charles C. Hanebuth
Name:	   Charles C. Hanebuth
Title:   CEO



EXHIBIT A

[Form of 9.00% Senior Note]

KENTUCKY ELECTRIC STEEL, INC.

9.00% Senior Note
Due November 1, 2005

PPN:  49127B A* 1


No._________ ___, ____

$

Kentucky Electric Steel, Inc., a Delaware corporation (the
"Company"), for value received, hereby promises to pay to



or registered assigns
on the first day of November, 2005
the principal amount of		DOLLARS ($_____________)

and to pay interest (computed on the basis of a 360-day year of twelve 30-day months) on the principal amount from time to time remaining unpaid hereon at the rate of 9.00% per annum from the date hereof until maturity, payable monthly on the first day of each month (commencing on the first such day next succeeding the date hereof) and at maturity. The Company agrees to pay interest on overdue principal (including any overdue required or optional prepayment of principal) and on any overdue installment of interest, at the rate of 11.00% per annum after the due date, whether by acceleration or otherwise, until paid.

Payments of principal hereof and interest hereon are to be made in lawful money of the United States of America at the main office of JP Morgan Chase Bank in New York City or at such other place as the holder of this Note shall have designated by written notice to the Company as provided in the Note Agreement referred to below.


This Note is one of the 9.00% Senior Notes due November 1, 2005
(the "Notes") of the Company in the aggregate principal amount of $16,666,667 issued under and pursuant to the terms and provisions of the Note Agreement dated as of November 1, 1995, as amended by that certain First Amendment Agreement dated January 30, 1997 and that certain Amendment No. 2 to Note Agreement and Waiver dated January 14, 2002 (as so amended and as the same may be further amended, restated, supplemented or otherwise modified from to time, the "Note Agreement"), entered into by the Company with the Holders of Notes therein referred to, and this Note and the holder hereof are entitled equally and ratably with the holders of all other Notes outstanding under the Note Agreement to all the benefits provided for thereby or referred to therein. Reference is hereby made to the Note Agreement for a statement of such rights and benefits.

This Note and the other Notes outstanding under the Note Agreement may be declared due prior to their expressed maturity dates and certain prepayments are required to be made thereon, all in the events, on the terms and in the manner and amounts as provided in the Note Agreement.

This Note is entitled to the benefits of the Security Documents (as defined in the Note Agreement). This Note is subject to optional prepayment, in whole but not in part, and required prepayment on the terms specified in the Note Agreement.

This Note is registered on the books of the Company and is transferable only by surrender thereof at the principal office of the Company duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of this Note or its attorney duly authorized in writing. Payment of or on account of principal and interest on this Note shall be made only to or upon the order in writing of the registered holder.

THIS NOTE IS INTENDED TO BE PERFORMED IN THE STATE OF NEW YORK AND
SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF SUCH STATE.

KENTUCKY ELECTRIC STEEL, INC.


By__________________________
Its





GD&M LOU:682518.1